                                  EXHIBIT 99.1






FOR IMMEDIATE RELEASE
April 24, 2001

Contact: John Breed
         (713) 209-8835

                  COOPER INDUSTRIES REPORTS FIRST-QUARTER 2001
                      EARNINGS IN LINE WITH RECENT GUIDANCE

HOUSTON, TX, Apr. 24 -- Cooper Industries, Inc. (NYSE:CBE) today reported first-quarter earnings per share of $.60 (diluted), compared with $.89 for the first quarter of 2000. Earnings were in line with recent Company guidance. Revenues for the first quarter 2001 grew to $1.10 billion, compared with $1.04 billion for the same period last year. Absent acquisitions, revenues for the 2001 first quarter would have been $978.3 million. Operating earnings for the first quarter 2001 were $111.9 million, compared with $147.4 million for the first quarter 2000. Net income for the 2001 first quarter was $56.4 million, compared with $83.9 million for the same period in 2000.

         "It is very evident that the manufacturing sector has been particularly hard hit by the weakened North American economy," said H. John Riley, Jr., chairman, president and chief executive officer. "Despite the inherent challenges of doing business in this environment, we continued to grow the size and scope of our business during the quarter. This is a direct result of our strategy to continue to amass through internal growth and acquisitions a premier group of electrical products and tools businesses with brand names that hold leadership positions in their respective markets.

         "Our earnings performance in the quarter was, however, affected by lower margins due to a rapid decline in business volumes, the resulting increased market competition and the costs of production inefficiencies as we adjust manufacturing capacity accordingly. Also during the quarter, we experienced an abnormally negative mix in sales skewed to lower-margin products," continued Riley.

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COOPER INDUSTRIES


         "Importantly, we continued to invest in key growth initiatives and value-added projects to lower costs and enhance our distribution channels. At the same time, we are taking decisive and accelerated actions to appropriately size our businesses to market conditions by reducing headcount and curtailing discretionary spending and by taking other actions to further emphasize cash generation."
                                 SEGMENT RESULTS

         Demand for Cooper's products is affected by overall economic conditions, with particular sensitivity to construction activity; electrical, electronic and telecommunications demand; capital spending in the energy and automotive industries; and spending in the utility sector.

         First-quarter 2001 revenues for the Company's ELECTRICAL PRODUCTS segment were $910.0 million driven by the impact of acquisitions, compared with $839.1 million for the same period last year. Without acquisitions, segment revenues declined by 5 percent from the same period last year. Operating earnings in the first quarter 2001 for Electrical Products were $102.6 million, compared with $133.2 million for the 2000 first quarter.

         Revenues for the 2001 first quarter for the Company's TOOLS & HARDWARE segment were $185.1 million, compared with $199.8 million for the first quarter of 2000. Operating earnings for the first quarter 2001 for Tools & Hardware were $16.9 million, compared with $22.0 million for the same period last year.

         During the first quarter of 2001, the weakness in the overall North American economy resulted in dynamics that affected virtually all of the markets Cooper served.

         A contraction in domestic industrial production and construction activity and excess inventory in distributors' warehouses impacted demand across all of our businesses. In addition, slowed consumer spending has resulted in reduced purchases by major retailers as they adjust inventory levels to current market requirements.

         Telecommunications and electronics -- industries that accounted for significant growth for Cooper in 2000 -- were considerably weakened by lower demand from key customers in these markets. This resulted in significant rescheduling and, in some cases, cancellations of orders. Due to continued industry consolidation, energy-related capital projects have yet to respond measurably despite a very positive price environment. In addition, utility spending remains uncertain as a result
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COOPER INDUSTRIES


of the overall economic environment. On a more positive note, our European-based electrical products and tools businesses posted results in line with expectations for the quarter.

                                     OUTLOOK

         "Since the fourth quarter of last year, we have been adjusting our business plans as the economy weakened. Early on, we curtailed capital spending, instituted headcount freezes and reviewed all discretionary expenditures," continued Riley. "During the past three months, these actions have increased in urgency and have been significantly accelerated. All but the most critical capital projects have been deferred until we begin to see reasonable signs of recovery. We are taking further actions to eliminate all discretionary spending, with a concerted emphasis on cash flow. And we are implementing workforce reductions both in headcount and in man-hours worked. As a result of specific actions already taken and planned, we expect total headcount will be reduced by approximately 2,000 employees by year end.

         "As part of our ongoing broad-based cost-reduction initiatives, we are continuing to move labor to lower-cost geographical areas. As a result of our current assessment of business conditions, we are further accelerating completion of factories in Mexico and the outsourcing of certain products to our Asian joint-venture partners.

         "Cooper's outstanding brands, strong distribution channels and solid financial base continue to position the Company to generate value for our shareholders even during this challenging period," continued Riley. "At this time, despite uncertain economic conditions, we are comfortable with current analyst consensus estimates regarding the Company's financial performance for 2001. Furthermore, we expect that as markets recover, Cooper will emerge as an even more formidable competitor in the global electrical products and tools marketplace."

         Cooper Industries, with 2000 revenues of $4.5 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's Internet site:
www.cooperindustries.com.

         Comparisons of 2001 and 2000 first-quarter results appear on the following pages.

                  Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including but not limited to: 1) the pace of growth
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COOPER INDUSTRIES


in the domestic economy, and in European and Latin American markets; 2) the rate of recovery in electronic product demand; 3) the rate of improvement in worldwide energy-related project spending; 4) significant changes in raw material and energy costs; and 5) the rate at which benefits are realized from cost reduction programs recently completed, currently under way or to be initiated in the near future. The estimates also assume, without limitation, no significant change in competitive conditions and no significant adverse changes in the relationship of the U.S. dollar to the currencies of countries in which Cooper does business.

         Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

         Cooper will hold a conference call at 2:00 p.m. (Central) today, to provide shareholders and other interested parties an overview of the Company's first-quarter financial performance. Those who wish to hear the conference call may listen by telephone by dialing (212) 896-6015, or over the Internet through the Investor Center section of the Company's Web site. A replay will be available by telephone until April 30, 2001, and over the Internet until May 7, 2001. The telephone number to access the replay is (800) 633-8284, and the access code number is 18389658.


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                       CONSOLIDATED RESULTS OF OPERATIONS

                                                       Quarter Ended March 31,
                                                       ------------------------
                                                       2001                2000
                                                       ----                ----
                                                    (in millions where applicable)

Revenues                                              $1,095.1           $1,038.9

Cost of sales                                            768.9              701.7
Selling and administrative expenses                      199.5              176.4
Goodwill amortization                                     14.8               13.4
                                                      --------           --------
Operating earnings                                       111.9              147.4

Interest expense                                          25.1               18.3
                                                       -------           --------

       Income Before Income Taxes                         86.8              129.1
Income taxes                                              30.4               45.2
                                                       -------           --------
       Net Income                                      $  56.4           $   83.9
                                                       =======           ========

Net Income Per Common Share:
       Basic                                           $   .60           $    .89
                                                       =======           ========
       Diluted                                         $   .60           $    .89
                                                       =======           ========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                         93.8 MILLION        93.8 million
         Diluted                                       94.7 MILLION        94.4 million


                             PERCENTAGE OF REVENUES

                                                     Quarter Ended March 31,

                                                     2001               2000
                                                     ----               ----
Revenues                                             100.0%            100.0%
Cost of sales                                         70.2%             67.5%
Selling and administrative expenses                   18.2%             17.0%
Operating earnings                                    10.2%             14.2%
Income Before Income Taxes                             7.9%             12.4%
Net Income                                             5.2%              8.1%

              ADDITIONAL INFORMATION FOR THE QUARTER ENDED MARCH 31

                               SEGMENT INFORMATION

                                                         Quarter Ended March 31,
                                                        ------------------------
                                                        2001                2000
                                                        ----                ----
                                                              (in millions)
Revenues:
   Electrical Products                                $  910.0           $  839.1
   Tools & Hardware                                      185.1              199.8
                                                      --------           --------
       Total                                          $1,095.1           $1,038.9
                                                      ========           ========

Segment Operating Earnings:
   Electrical Products                                $  102.6           $  133.2
   Tools & Hardware                                       16.9               22.0
                                                     ---------           --------
       Total                                             119.5              155.2

General Corporate expense                                  7.6                7.8
Interest expense                                          25.1               18.3
                                                     ---------           --------
Income Before Income Taxes                           $    86.8           $  129.1
                                                     =========           ========

                                                      Quarter Ended March 31,
                                                     --------------------------
                                                     2001                  2000
                                                     ----                  ----
Return on Sales: (1)
   Electrical Products                               11.3%                 15.9%
   Tools & Hardware                                   9.1%                 11.0%
       Total Segments                                10.9%                 14.9%





(1) Adjusting for recent acquisitions, return on sales in 2001 was 12.2% for Electrical Products and 9.1% for Tools & Hardware. Return on sales in 2001 for the total of the segments was 11.6%.


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